EXHIBIT (11)

			     THE MIDLAND COMPANY
			       AND SUBSIDIARIES

       EXHIBIT (11) - COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
		FOR THE YEARS DECEMBER 31, 1995, 1994 AND 1993


					   1995         1994          1993
				       -----------------------------------------
Net Income                             $ 9,552,000  $ 9,419,000  $ 17,972,000(a)
				       =========================================
Weighted average number of
  voting shares outstanding              3,028,000    2,998,000     3,004,000
				       =========================================
Primary:
Adjusted weighted average shares
  outstanding - after giving effect to
  conversion of stock options and
  stock awards                           3,072,000    3,050,000     3,074,000
				       =========================================
Per share - after giving effect to
  conversion of stock options and
  stock awards (net income divided by
  adjusted weighted average shares
  outstanding)                         $      3.11  $      3.09  $       5.85(a)
				       =========================================


Fully diluted:
Adjusted weighted average shares
  outstanding - after giving effect
  to conversion of stock options
  and stock awards                       3,084,000    3,066,000     3,078,000
				       =========================================
Per share - after giving effect to
  conversion of stock options and
  stock awards (net income divided
  by adjusted shares outstanding)      $      3.10  $      3.07  $       5.84(a)
				       =========================================


(a) Includes a credit of $4,867,000, $1.58 per common share, for the cumulative effect of a change in accounting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", effective January 1, 1993.

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